Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-63976
                                                      Registration No. 333-67988
               Trust Preferred Income Equity Redeemable Securities (PIERS) Units
                                                           CUSIP No. 939322 84 8
             Warrants to purchase shares of Washington Mutual, Inc. Common Stock
                                                           CUSIP No. 939322 11 1
       Trust Preferred Securities issued by Washington Mutual Capital Trust 2001
                                                           CUSIP No. 93933U 40 7

PROSPECTUS SUPPLEMENT DATED JUNE 3, 2002
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

                             WASHINGTON MUTUAL, INC.

               Trust Preferred Income Equity Redeemable Securities
                                  (PIERS) Units

This document supplements the prospectus dated September 4, 2001 and the prospectus supplement dated April 19, 2002, relating to the units. Each unit consists of:

     o a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

     o a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading "Selling Securityholders" in the prospectus dated September 4, 2001 and the prospectus supplement dated April 19, 2002. Goldman Sachs and Company was listed in the September 4, 2001 prospectus and the April 19, 2002 prospectus supplement and has subsequently purchased additional units. As a result, the number of units eligible for resale pursuant to the Registration Statement by Goldman Sachs and Company is adjusted to the number set forth opposite such company's name (without adjustment for any resales that such company has made pursuant to the Registration Statement).

                                               Securities Beneficially Owned Prior
                                                        to the Offering                      Securities that
                                             --------------------------------------            May be Sold
          Selling Securityholder                  Number                   Type                 Hereunder
---------------------------------------      --------------             -----------          ----------------
Goldman Sachs and Company . . . . . . .         133,450                   Units                  133,450

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"Preferred Income Equity Redeemable Securities" and "PIERS" are service marks owned by Lehman Brothers Inc.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
















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